Exhibit 99.1

ZIOPHARM announces proposed public offering of common stock

NEW YORK, NY – May 26, 2010 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) today announced that it is offering to sell shares of its common stock in an underwritten public offering. Jefferies & Company, Inc. is acting as the sole book-running manager for this offering. The co-manager for this offering is JMP Securities LLC. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The securities described above are being offered by ZIOPHARM pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on May 13, 2010. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s Web site at http://www.sec.gov. Copies of the preliminary prospectus supplement relating to these securities may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY, 10022 and at (888) 449-2342.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs. Palifosfamide (ZymafosTM or ZIO-201) references a novel composition (tris formulation) that is the functional active metabolite of ifosfamide, a standard of care for treating sarcoma, lymphoma, testicular, and other cancers. Darinaparsin (ZinaparTM or ZIO-101) is a novel organic arsenic being developed for the treatment of various hematologic and solid cancers. Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that targets both mitosis and cancer cell migration. ZIOPHARM’s operations are located in Boston, MA with an executive office in New York.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, such as those, among others, relating to the Company’s expectations regarding the completion, timing and size of its proposed public offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with the Company’s business and finances in general, and the other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to update the statements contained in this press release after the date hereof.